Exhibit 4.6

CARDINAL STATE BANK
2001 NONSTATUTORY STOCK OPTION PLAN
(As Amended and Restated May 26, 2005)

Cardinal State Bank, a North Carolina banking corporation (hereinafter referred to as the “Bank”), does herein set forth the terms of the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (hereinafter referred to as this “Plan”), which was adopted by the Board of Directors (hereinafter referred to as the “Board”) of the Bank subject to shareholder and regulatory approval as provided in paragraph 21 hereof.

1.             Purpose of this Plan.  The purpose of this Plan is to provide for the grant of Nonstatutory Stock Options (hereinafter referred to as “Options” or singularly, “Option”) to Eligible Directors (as hereinafter defined) of the Bank who wish to invest in the Bank’s common stock (hereinafter referred to as “Common Stock”).  The Board believes that participation in the ownership of the Bank by the Eligible Directors will be to the mutual benefit of the Bank and the Eligible Directors.  In addition, the existence of this Plan will make it possible for the Bank to attract capable individuals to serve on the Board.  As used herein, the term “Eligible Directors” or singularly, “Eligible Director,” shall mean members of the Board of Directors of the Bank serving at the time of adoption of this Plan or who may serve thereon from time to time.

2.             Administration of this Plan.

(a)           This Plan shall be administered by the Board.  The Board shall have full power and authority to construe, interpret and administer this Plan.  All actions, decisions, determinations, or interpretations of the Board shall be final, conclusive, and binding upon all parties.

(b)           The Board may designate any officers or employees of the Bank or of any of its subsidiaries to assist in the administration of this Plan.  The Board may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Board may see fit.

3.             Shares of Common Stock Subject to this Plan.  The maximum number of shares of Common Stock that shall be offered under this Plan is two hundred twenty six thousand one hundred twenty (226,120) shares, subject to adjustment as provided in paragraph 14.  Shares subject to Options which expire or terminate prior to the issuance of the shares of Common Stock shall lapse and the shares of Common Stock originally subject to such Options shall again be available for future grants of Options under this Plan.

4.             Eligibility; Grant of Options.  Each Eligible Director serving on the Board shall receive an Option to purchase shares of Common Stock in the amount as shall be determined by the Board of Directors by a majority vote.  Any Options not granted hereby may be reserved for future issuance by a majority vote of the entire Board.

5.             Vesting of Options.  Options granted under this Plan shall become vested as follows:

i.              Fifty percent (50%) upon date of grant;

ii.             Twenty-five percent (25%) upon first anniversary of date of grant; and

iii.            Twenty-five percent (25%) upon second anniversary of date of grant.

6.             Option Price.

(a)           The price per share of each Option granted under this Plan (hereinafter called the “Option Price”) shall be determined by the Board as of the effective date of grant of such Option, but in no event shall such Option Price be less than 100% of the fair market value of Common Stock on the date of grant.  An Option shall be considered as granted on the later of (i) the date that the Board acts to grant such Option, or (ii) such later date as the Board shall specify in an Option Agreement (as hereinafter defined).

(b)           The fair market value of a share of Common Stock shall be determined as follows:  (i) if on the date as of which such determination is being made, Common Stock being valued is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the closing sale price as reported for each of the five (5) trading days immediately preceding the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for each of the five (5) trading days immediately preceding the date as of which such determination is made, then the fair market value shall be equal to the mean of the closing sale prices on those trading days for which such price is available, or (ii) if on the date as of which such determination is made, no such closing sale prices are reported, but quotations for Common Stock being valued are regularly listed on the National Association of Securities Dealers Automated Quotation System or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the mean of the average of the closing bid and asked prices for such Common Stock quoted on such system on each of the five (5) trading days preceding the date as of which such determination is made, but if a closing bid and asked price is not available for each of the five (5) trading days, then the fair market value shall be equal to the mean of the average of the closing bid and asked prices on those trading days during the five-day period for which such prices are available, or (iii) if no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the closing bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Board, for the trading date first preceding the date as of which such determination is made.  If the Board determines that the price as determined above does not represent the fair market value of a share of Common Stock, the Board may then consider such other factors as it deems appropriate and then fix the fair market value for the purposes of this Plan.

7.             Payment of Option Price.  Payment for shares subject to an Option may only be made in cash.

8.             Terms and Conditions of Grant of Options.  Each Option granted pursuant to this Plan shall be evidenced by a written Nonstatutory Stock Option Agreement (hereinafter referred to as “Option Agreement”) with each Eligible Director (hereinafter referred to as “Optionee”) to whom an Option is granted; such agreement shall be substantially in the form attached hereto as “Exhibit A,” unless the Board shall adopt a different form and, in each case, may contain such other, different, or additional terms and conditions as the Board may determine. The Option shall terminate as provided in paragraph 12 hereof.  Furthermore, Options granted pursuant to this Plan shall be subject to the right of the North Carolina Commissioner of Banks (the “Commissioner”) and the Federal Deposit Insurance Corporation (“FDIC”) to direct the Bank to require an Optionee to exercise or forfeit his or her stock rights if the Bank’s capital falls below the minimum requirements, as determined by the Commissioner or FDIC.

9.             Option Period.  Each Option Agreement shall set forth a period during which such Option may be exercised (hereinafter referred to as the “Option Period”); provided, however, that the Option Period shall not exceed ten (10) years after the date of grant of such Option as specified in an Option Agreement.

10.          Limitation on Grant of Stock Options.   No one individual shall be granted Options under this Plan in excess of 40% of the shares reserved for issuance pursuant to Paragraph 3 hereof.

11.          Exercise of Options.  An Option shall be exercised by written notice to the Board signed by an Optionee or by such other person as may be entitled to exercise such Option.  In the case of the exercise of an Option, the aggregate Option Price for the shares being purchased may only be paid in cash and must be accompanied by a notice of exercise.  The written notice shall state the number of shares with respect to which an Option is being exercised and shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days after the date of such notice) by which the payment of the aggregate Option Price will be made.  An Optionee shall not exercise an Option to purchase less than 100 shares, unless the Board otherwise approves or unless the partial exercise is for the remaining shares available under such Option.  A certificate or certificates for the shares of Common Stock purchased by the exercise of an Option shall be issued in the regular course of business subsequent to the exercise of such Option and the payment therefor.  During the Option Period, no person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any shares of Common Stock issuable upon exercise of such Option, until certificates representing such shares shall have been issued and delivered and the individual’s name entered as a shareholder of record on the books of the Bank for such shares.

12.          Effect of Leaving the Board.

(a)           In the event that an Optionee leaves the Board for any reason other than retirement, disability, death, or following a “change in control” of the Bank (as defined in paragraph 12(e)) any Option granted to the Optionee under this Plan, to the extent not previously exercised by the Optionee or expired, and notwithstanding that any Options have vested hereunder, shall immediately terminate and shall be available again for the granting of additional options to Eligible Directors during the remaining term of this Plan upon such terms and conditions as may be determined by the Board.

(b)           In the event that an Optionee should leave the Board as a result of such Optionee’s retirement, all Options granted such Optionee shall vest and such Optionee shall have the right to exercise any Options granted under this Plan, to the extent that it has not previously been exercised by the Optionee or expired, for such period of time as may be determined by the Board and specified in an Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with paragraph 9 hereof.  For purposes of this Plan, the term “retirement” shall mean termination of an Eligible Director’s membership on the Board (i) at any time after attaining age 65 with the approval of the Board; or (ii) at the election of the Eligible Director, at any time after not less than five (5) years service as a member of the Board, such service shall be computed cumulatively for purposes of this clause (ii).

(c)           In the event that an Optionee should leave the Board by reason of such Optionee’s disability, all Options granted such Optionee shall vest and such Optionee shall have the right to exercise any Options granted under this Plan, to the extent that it has not previously been exercised or expired, for such period of time as may be determined by the Board and specified in an Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with paragraph 9 hereof.  For purposes of this Plan, the term “disability” shall be defined as may be determined by the Board, from time to time, or as determined at any time with respect to any individual Optionee.

(d)           In the event that an Optionee should die while serving on the Board or after leaving by reason of disability or retirement or following a “change in control” during the Option Period provided in an Option Agreement in accordance with paragraph 9 hereof, an Option granted under this Plan, to the extent that it has not previously been exercised or expired, shall vest and be exercisable, in accordance with its terms, by the personal representative of such Optionee, the executor or administrator of such Optionee’s estate, or by any person or persons who acquired such Option by bequest or inheritance from such Optionee, notwithstanding any limitations placed on the exercise of such Option by this Plan or an Option Agreement, at any time within twelve (12) months after the date of death of such Optionee, but in no event may an Option be exercised later than the end of the Option Period provided in an Option Agreement in accordance with paragraph 9 hereof.  Any references herein to an Optionee shall be deemed to include any person entitled to exercise an Option after the death of such Optionee under the terms of this Plan.

(e)           In the event an Optionee shall leave the Board as a result of a “change in control” of the Bank, all Options granted such Optionee shall vest and the Optionee shall have the right to exercise any Options granted under this Plan, to the extent that they have not previously been exercised by the Optionee or expired, for such period of time as may be determined by the Board as specified in an Option Agreement, but in no event may any Options be exercised later than the end of the Option Period provided in the Option Agreement in accordance with paragraph 9 hereof.  For purposes of this Plan, the phrase “change in control” refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty-five percent (25%) of the Bank’s outstanding stock, (ii) during any period of two (2) consecutive years, a change in the majority of the Board unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of such two (2) year period, or (iii) a reorganization, merger, or consolidation of the Bank with one or more other entities in which the Bank is not the surviving entity, or the transfer of all or substantially all of the assets or shares of the Bank to another person or entity. Notwithstanding anything else herein, for purposes of this Plan the term “change in control” shall not include a transaction approved by the Board which results in the Bank merging with, transferring its assets to or becoming the subsidiary of a corporation newly formed at the direction of the Board for the purpose of such transaction or serving as a bank holding company for the Bank, and in connection with which transaction the Bank’s shareholders (other than those who exercise statutory rights of dissent and appraisal) become the holders of substantially all of the voting stock of such corporation.  Further, notwithstanding anything else herein, a transaction or event shall not be considered a change in control if, prior to the consummation or occurrence of such transaction or event, the Optionee and the Bank agree in writing that the same shall not be treated as a change in control for purposes of this Plan.

13.          Effect of Plan on Status as Member of a Board.  The fact that an Eligible Director has been granted an Option under this Plan shall not confer on such Eligible Director any right to continued service on the Board, nor shall it limit the right of the Bank to remove such Eligible Director from the Board at any time.

14.          Adjustment Upon Changes in Capitalization; Dissolution or Liquidation.

(a)           In the event of a change in the number of shares of Common Stock outstanding by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment prior to the termination of an Optionee’s rights under this Plan, equitable proportionate adjustments shall be made by the Board in (i) the number and kind of shares which remain available under this Plan, and (ii) the number, kind, and the Option Price of shares subject to the unexercised portion of an Option under this Plan.  The adjustments to be made shall be determined by the Board and shall be consistent with such change or changes in the Bank’s total number of outstanding shares; provided, however, that no adjustment shall change the aggregate Option Price for the exercise of Options granted under this Plan.

(b)           The grant of Options under this Plan shall not affect in any way the right or power of the Bank or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Bank’s capital structure or its business, or any merger or consolidation of the Bank, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of the Bank’s assets or business.

(c)           Except upon a “change in control”, upon the effective date of the dissolution or liquidation of the Bank, this Plan and any Options granted hereunder, shall terminate.

15.          Non-Transferability.  An Option granted under this Plan shall not be assignable or transferable except, in the event of the death of an Optionee, by will or by the laws of descent and distribution.  In the event of the death of an Optionee, his personal representative, the executor or the administrator of such Optionee’s estate, or the person or persons who acquired by bequest or inheritance the rights to exercise such Options, may exercise any Option or portion thereof to the extent not previously exercisable or surrendered by an Optionee or expired, in accordance with its terms, prior to the expiration of the exercise period as specified in subparagraph 12(d) hereof.

16.          Tax Withholding.  The Bank or any of its subsidiaries shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise or the sale of stock acquired upon the exercise of an Option in order for the Bank or any of its subsidiaries to obtain a tax deduction otherwise available as a consequence of such grant, exercise or sale, as the case may be.

17.          Listing and Registration of Option Shares.  Any Option granted under this Plan shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

18.          Exculpation and Indemnification.  In connection with this Plan, no member of the Board shall be personally liable for any act or omission to act in such person’s capacity as a member of the Board, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person’s own bad faith, gross negligence, willful misconduct, or criminal acts.  To the extent permitted by applicable law and regulation, the Bank shall indemnify and hold harmless the members of the Board, and each other officer or employee of the Bank or of any of its subsidiaries to whom any duty or power relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board) and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act in connection with the performance of such person’s duties, responsibilities, and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from, the bad faith, gross negligence, willful misconduct, or criminal acts of such persons.

19.          Amendment and Modification of this Plan.  The Board may at any time, and from time to time, amend or modify this Plan (including the form of Option Agreement) in any respect consistent with applicable regulations; provided, however, that no amendment or modification shall be made that increases the total number of shares covered by this Plan or effects any change in the category of persons who may receive Options under this Plan or materially increases the benefits accruing to Optionees under this Plan unless such change is approved by the holders of two thirds (2/3) of the issued and outstanding shares of Common Stock and the amended Plan is approved by the Commissioner.  Any amendment or modification of this Plan shall not materially reduce the benefits under any Option theretofore granted to an Optionee under this Plan without the consent of such Optionee or the transferee in the event of the death of such Optionee.

20.          Termination and Expiration of this Plan.  This Plan may be abandoned, suspended, or terminated at any time by the Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Options then outstanding under this Plan.  No Option shall be granted pursuant to this Plan after ten (10) years from the effective date of this Plan as provided in paragraph 21 hereof.

21.          Effective Date; Shareholder Approval; Regulatory Approval.  This Plan shall not be effective until approved by the holders of two-thirds of the issued and outstanding shares of Common Stock present or represented at an annual or special shareholders’ meeting (the “Effective Date”) and approved by the North Carolina Commissioner of Banks.

22.          Captions and Headings; Gender and Number.  Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Plan.  As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

23.          Expenses of Administration of Plan.  All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Bank or by one of its subsidiaries.

24.          Governing Law.  Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

25.          Inspection of Plan.  A copy of this Plan, and any amendments thereto or modifications thereof, shall be maintained by the Secretary of the Bank and shall be shown to any proper person making inquiry about it.

STATE OF NORTH CAROLINA	EXHIBIT A

COUNTY OF DURHAM

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into as of this       , between CARDINAL STATE BANK, a North Carolina Bank (hereinafter referred to as the “Bank”), and         , a resident of Orange County, North Carolina (hereinafter referred to as the “Optionee”).

WHEREAS, the Board of Directors of the Bank (hereinafter referred to as the “Board”) has adopted the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (hereinafter referred to as the “Plan”) subject to approval by the Bank’s shareholders as provided in the Plan; and

WHEREAS, the shareholders of the Bank at an annual meeting duly called and held on September 12, 2001, approved the Plan (the “Effective Date”) and the North Carolina Commissioner of Banks has approved the Plan; and

WHEREAS, the Plan provides that the Board will make available to the Directors (as defined in the Plan) of the Bank, the right to purchase shares of the Bank’s common stock (hereinafter referred to as “Common Stock”); and

WHEREAS, the Board has determined that the Optionee is entitled to purchase shares of Common Stock under the Plan;

NOW, THEREFORE, the Bank and the Optionee agree as follows:

1.             Date of Grant of Option.  The date of grant of the option granted under this Agreement is the     th day of )      ,       .

2.             Grant of Option.  Pursuant to the Plan, the Bank grants to the Optionee the right (hereinafter referred to as the “Option”) to purchase from the Bank all or a portion of an aggregate number of        shares of Common Stock (hereinafter referred to as the “Option Shares”) which shall be authorized but unissued shares.

3.             Vesting of Options.  The Option shall fully vest as follows:

i               Fifty percent (50%) upon date of grant;

ii              Twenty-five percent (25%) upon first anniversary of date of grant; and

iii             Twenty-five percent (25%) upon second anniversary of date of grant.

4.             Option Price.  The price to be paid for the Option Shares shall be                per share (hereinafter referred to as the “Option Price”) which is the fair market value of the Option Shares as determined by the Board as of the date of grant of this Option.

5.             When and Extent to Which Options may be Exercised .  At such time as the Option shall become exercisable in accordance with this Agreement, the Optionee, in his discretion, may exercise all or any portion of the Option, subject to paragraph 7 hereof.  The Option shall terminate as provided in paragraph 8 hereof.  Furthermore, Options granted pursuant to this Plan shall be subject to the right of the North Carolina Commissioner of Banks (the “Commissioner”) and the Federal Deposit Insurance Corporation (the “FDIC”) to direct the Bank to require an Optionee to exercise or forfeit his or her stock rights if the Bank’s capital falls below the minimum requirements, as determined by the Commissioner or the FDIC.

6.             Change in Control.  When used herein, the phrase “change in control” refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty-five (25%) percent of the Bank’s outstanding stock, (ii) during any period of two (2) consecutive years, a change in the majority of the Board unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of such two (2) year period, or (iii) a reorganization, merger, or consolidation of the Bank with one or more other Banks in which the Bank is not the surviving Bank, or the transfer of all or substantially all of the assets or shares of the Bank to another person or entity. Notwithstanding anything else herein, for purposes of this Plan the term “change in control” shall not include a transaction approved by the Board which results in the Bank merging with, transferring its assets to or becoming the subsidiary of a corporation newly formed at the direction of the Board for the purpose of such transaction or serving as a bank holding company for the Bank, and in connection with which transaction the Bank’s shareholders (other than those who exercise statutory rights of dissent and appraisal) become the holders of substantially all of the voting stock of such corporation.  Further, notwithstanding anything else herein, a transaction or event shall not be considered a change in control if, prior to the consummation or occurrence of such transaction or event, the Optionee and the Bank agree in writing that the same shall not be treated as a change in control for purposes of this Plan.

7.             Method of Exercise.  The Option shall be exercised by written notice to the Board signed by the Optionee or by such other person as may be entitled to exercise the Option.  In the exercise of the Option, the aggregate Option Price for the shares being purchased may only be paid in cash and must be accompanied by a notice of exercise.  The written notice shall state the number of shares with respect to which the Option is being exercised and, shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days after the date of such notice) by which the payment of the aggregate Option Price will be made.  The Optionee shall not exercise the Option to purchase less than 100 shares, unless the Board otherwise approves or unless the partial exercise is for the remaining shares available under the Option.  A certificate or certificates for the shares of Common Stock purchased by the exercise of the Option shall be issued in the regular course of business subsequent to the exercise of the Option and the payment therefor.  Neither the Optionee, nor any other person who may be entitled to exercise the Option, shall have any of the rights or privileges of a shareholder with respect to any shares of Common Stock issuable upon exercise of the Option, until certificates representing such shares shall have been issued and delivered and the individual’s name entered as a shareholder of record on the books of the Bank for such shares.

8.             Termination of Option.  The Option shall terminate, and shall thereupon be available again for grant to Eligible Directors as may be determined by the Board, as follows:

(a)           Except as provided in subparagraphs (b), (c), (d) and (e) below, the Option, to the extent that it has not been exercised or expired, and regardless of any vesting pursuant to paragraph 3 hereof, shall terminate on the earlier of (i) the date the Optionee leaves the Board for any reason other than the Optionee’s retirement, disability, death, or following a change in control of the Bank or (ii) the date which is ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof.

(b)           In the event the Optionee retires prior to the date which is ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof, the Optionee shall have the right to exercise all Options, to the extent not exercised or expired, for the remainder of such ten (10) year period.  For purposes of the plan, the term “retirement” shall mean any termination of an Optionee’s membership on the Board (i) at any time after attaining age 65 with the approval of the Board, or (ii) at the election of the Optionee, at any time after not less than five years service as a member of the Board, computed on a cumulative basis.

(c)           In the event the Optionee leaves the Board by reason of such Optionee’s disability prior to the date which is ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof, the Optionee shall have the right to exercise all Options, to the extent not exercised by him or expired, for the remainder of such ten (10) year period.  For purposes of the Plan, the term “disability” shall be defined as may be determined by the Board, from time to time, or as determined at any time with respect to any individual Optionee.

(d)           In the event the Optionee dies while serving on the Board or after his or her retirement or after his or her leaving by reason of disability or following a change in control and prior to the date which is ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof, all Options, to the extent not exercised by the Optionee or expired, shall be exercisable, according to its terms, by the personal representative, the executor or the administrator of the Optionee’s estate, or the person or persons who acquired the Option by bequest or inheritance from the Optionee, at any time within twelve (12) months after the date of death of the Optionee, but in no event may the Option be exercised later than ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof.

(e)           In the event the Optionee leaves the Board following a change in control of the Bank, prior to the date which is ten (10) years after the date of grant of Options as set forth in paragraph 1 hereof, the Optionee shall have the right to exercise the Option, to the extent that it has not been exercised by him or her or expired, for the remainder of such ten (10) year period.

9.             Effect of Agreement on Status of Optionee.  The fact that the Optionee has been granted the Option under the Plan shall not confer on the Optionee any right to continued service on the Board, nor shall it limit the right of the Bank to remove the Optionee from the Board at any time.

10.          Listing and Registration of Option Shares.  The Bank’s obligation to issue shares of Common Stock upon exercise of the Option is expressly conditioned upon the completion by the Bank of any registration or other qualification of such shares under any state or federal law or regulations or rulings of any governmental regulatory body or the making of such investment representations or other representations and agreements by the Optionee or any person entitled to exercise the Option in order to comply with the requirements of any exemption from any such registration or other qualification of the Option Shares which the Board shall, in its discretion, deem necessary or advisable.  Notwithstanding the foregoing, the Bank shall be under no obligation to register or qualify the Option Shares under any state or federal law.  The required representations and agreements referenced above may include representations and agreements that the Optionee, or any other person entitled to exercise the Option, (i) is purchasing such shares on his or her own behalf as an investment and not with a present intention of distribution or re-sale and (ii) agrees to have placed upon any certificates representing the Option Shares a legend setting forth any representations and agreements which have been given to the Board or a reference thereto and stating that such shares may not be transferred except in accordance with all applicable state and federal securities laws and regulations, and further representing that, prior to making any sale or other disposition of the Option Shares, the Optionee, or any other person entitled to exercise the Option, will give the Bank notice of the intention to sell or dispose of such shares not less than five (5) days prior to such sale or disposition.

11.          Adjustment Upon Changes in Capitalization; Dissolution or Liquidation.

(a)           In the event of a change in the number of shares of Common Stock outstanding by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment, prior to the termination of the Optionee’s rights under this Agreement, equitable proportionate adjustments shall be made by the Board in the number, kind, and the Option Price of shares subject to the unexercised portion of the Option.  The adjustments to be made shall be determined by the Board and shall be consistent with such changes or changes in the Bank’s total number of outstanding shares; provided, however, that no adjustment shall change the aggregate Option Price for the exercise of the Option granted.

(b)           The grant of the Option under this Agreement shall not affect in any way the right or power of the Bank or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Bank’s capital structure or its business, or any merger or consolidation of the Bank, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of the Bank’s assets or business.

(c)           Except upon a change in control as set forth in paragraph 6 hereof, upon the effective date of the dissolution or liquidation of the Bank, the Option granted under this Agreement shall terminate.

12.          Non-Transferability.  The Option granted under this Agreement shall not be assignable or transferable except, in the event of the death of the Optionee, by will or by the laws of descent and distribution.  In the event of the death of the Optionee, the personal representative, the executor or the administrator of the Optionee’s estate, or the person or persons who acquired by bequest or inheritance the right to exercise the Option may exercise the unexercised Option or portion thereof, in accordance with its terms and paragraph 8(d) hereof, prior to the date which is ten (10) years after the date of grant of the Option as set forth in paragraph 1 hereof.

13.          Tax Withholding.  The grant of the Option and Option Shares delivered pursuant to this Agreement, and any amounts distributed with respect thereto, may be subject to applicable federal, state and local withholding for taxes.  The Optionee expressly acknowledges and agrees to such withholding, where applicable, without regard to whether the Option Shares may then be sold or otherwise transferred by the Optionee.

14.          Notices.  Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered personally or when deposited in the United States mail as Certified Mail, return receipt requested, properly addressed and postage prepaid, if to the Bank, at its principal office at 3710 University Drive, Suite 100, Durham, North Carolina 27707; and, if to the Optionee, at his or her last address appearing on the books of the Bank.  The Bank and the Optionee may change their address or addresses by giving written notice of such change as provided herein.  Any notice or other communication hereunder shall be deemed to have been given on the date actually delivered or as of the third (3rd) business day following the date mailed, as the case may be.

15.          Construction Controlled by Plan.  This Agreement shall be construed so as to be consistent with the Plan; and the provisions of the Plan shall be deemed to be controlling in the event that any provision hereof should appear to be inconsistent therewith.  The Optionee hereby acknowledges receipt of a copy of the Plan from the Bank.

16.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is determined to be unenforceable, invalid or illegal, the validity of any other provision or part thereof, shall not be affected thereby and this Agreement shall continue to be binding on the parties hereto as if such unenforceable, invalid or illegal provision or part thereof had not been included herein.

17.          Modification of Agreement; Waiver.  This Agreement may be modified, amended, suspended or terminated, and any terms, representations or conditions may be waived, but only by a written instrument signed by each of the parties hereto.  No waiver hereunder shall constitute a waiver with respect to any subsequent occurrence or other transaction hereunder or of any other provision hereof.

18.          Captions and Hearings; Gender and Number.  Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Agreement.  As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

19.          Governing Law; Venue and Jurisdiction.  Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  The parties hereto agree that any suit or action relating to this Agreement shall be instituted and prosecuted in the courts of the County of Durham, State of North Carolina, and each party hereby does waive any right or defense relating to such jurisdiction and venue.

20.          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and shall be binding upon and inure to the benefit of the Optionee, his heirs, legatees, personal representatives, executors, and administrators.

21.          Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.

22.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this instrument to be executed in its corporate name by its Chairman or Vice Chairman and attested by its Secretary or one of its Assistant Secretaries, and its corporate seal to be hereto affixed, all by authority of its Board of Directors first duly given, and the Optionee has hereunto set his or her hand and adopted as his or her seal the typewritten word “SEAL” appearing beside his or her name, all done this the day and year first above written.

CARDINAL STATE BANK

By:
Dan Hill, III Chairman

ATTEST:

W. Harold Parker, Jr., Secretary

[CORPORATE SEAL]

, Optionee

EXHIBIT A

NOTICE OF EXERCISE OF

NONSTATUTORY STOCK OPTION

To:          The Board of Directors of Cardinal State Bank

The undersigned hereby elects to purchase                  whole shares of Common Stock of Cardinal State Bank (the “Bank”) pursuant to the Nonstatutory Stock Option granted to the undersigned in that certain Nonstatutory Stock Option Agreement between the Bank and the undersigned dated the          day of                   , 20  .  The aggregate purchase price for such shares is $                              , which amount is (i) being tendered herewith, (ii) will be tendered on or before                               , 20    , (cross out provision which does not apply) in cash. The effective date of this election shall be                                         , 20    , or the date of receipt of this Notice by the Bank if later.

Executed this        day of                                       , 20    , at                                       .

(Social Security Number)

AMENDMENT TO

CARDINAL STATE BANK

2001 NONSTATUTORY STOCK OPTION PLAN

(As Amended and Restated May 26, 2005)

WHEREAS, Cardinal State Bank (the “Bank”) is the sponsor of the Cardinal State Bank 2001 Nonstatutory Stock Option Plan (As Amended and Restated May 26, 2005) (the “Plan”); and

WHEREAS, the Bank desires to amend the Plan, effective as of January 1, 2005, to comply with the American Jobs Creation Act of 2004, Internal Revenue Code §409A, including regulations and guidance issued thereunder.

NOW THEREFORE, the Plan is amended as follows:

WITNESSETH

3.             For purposes of the Plan, the phrase “Section 409A” shall mean Internal Revenue Code Section 409A, as amended, including regulations and guidance issued thereunder (“Section 409A”).

5.             Section 6(b) is amended by deleting Section 6(b) in its entirety and replacing it with the following replacement Section 6(b) as follows:

“(b) The fair market value of a share of Common Stock means the fair market value of Common Stock determined consistent with the requirements of Section 409A.  At the time of the adoption of this Amendment to the Plan, Section 409A provides the following definitions, as applicable: (i) if, on the applicable date, the Common Stock is readily tradable on an established securities market, the fair market value of the Common Stock may be determined based upon the last sale before or the first sale after the grant, the closing price on the trading day before or the trading day of the grant, or any other reasonable basis using actual transactions in such Common Stock as reported by such market and consistently applied (so long as it is reasonable under Section 409A); (ii) if, on the applicable date, the Common Stock is not readily tradable on an established securities market, the fair market value of the Common Stock means a value determined by the reasonable application of a reasonable valuation method, which method shall consider all available information material to the value of the Company and considers the following factors, as applicable:  (1) the value of tangible and intangible assets of the Company, (2) the present value of future cash-flows of the Company; (3) the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), (4) control premiums, (5) discounts for lack of marketability, and (6) whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.”

3.     Section 8 is amended by deleting Section 8 in its entirety and replacing it with the following replacement Section 8 as follows:

“8.          Terms and Conditions of Grant of Options.  Each Option granted pursuant to this Plan shall issued subject to the following terms and conditions:

(a)   Each Option shall be evidenced by a written Nonstatutory Stock Option Agreement (hereinafter referred to as “Option Agreement”) with each Eligible Director (hereinafter referred to as “Optionee”) to whom an Option is granted; such agreement shall be substantially in the form attached hereto as “Exhibit A,” unless the Board shall adopt a different form and, in each case, may contain such other, different, or additional terms and conditions as the Board may determine.

(b)   The Option shall terminate as provided in paragraph 12 hereof.

(c) Options granted pursuant to this Plan shall be subject to the right of the North Carolina Commissioner of Banks (the “Commissioner”) and the Federal Deposit Insurance Corporation (“FDIC”) to direct the Bank to require an Optionee to exercise or forfeit his or her stock rights if the Bank’s capital falls below the minimum requirements, as determined by the Commissioner or FDIC.

(d)   All Options shall be issued at no less than 100% of Fair Market Value as provided for in Section 6(a).  The number of shares subject to each Option will be fixed in the applicable Option Agreement.  When the Options are transferred or exercised, the transfer or exercise shall be subject to taxation under Internal Revenue Code Section 83 and Treasury Regulation §1.83-7.  No Option awarded hereunder shall contain any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the option under Treasury Regulation §1.83-7 or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested as defined in Treasury Regulation §1.83-3(b).  Further, each Option will comply with any other Section 409A requirement in order to maintain the status of the Option as exempt from the requirements of Section 409A.

4.     Section 19 is amended by adding the following sentence as the last sentence of Section 19 as follows:  “Provided, however, that, to the extent Section 409A applies to the Plan, any amendment or modification shall not be effective unless it complies with Section 409A.”

5.     Section 20 is amended by adding the following sentence as the last sentence of Section 20 as follows:  “Further provided, that, to the extent Section 409A applies to the Plan, any termination or modification of this Agreement shall not be adopted unless it complies with Section 409A.”

6.     A new Section 26 is added as follows:

“26.        Compliance with Section 409A.  It is intended that this Plan meet the requirements of the Section 409A exemption for option plans such that Section 409A does not apply to the Plan.  However, to the extent that the Board determines that any Option granted under this Plan is subject to Section 409A, the Option Agreement evidencing such Option shall incorporate the terms and conditions required by Section 409A.  To the extent applicable, the Plan and Option Agreements shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of the Plan to the contrary, in the event that, following the effective date, the Board determines that any Option may be subject to Section 409A, the Board may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Option from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (2) comply with the requirements of Section 409A.”

In all other respects, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date indicated below.

CARDINAL STATE BANK,
By:
Its:
	Date:	, 2007

ATTEST:

Secretary